Nektar Therapeutics Reports Financial Results for the Second Quarter of 2013

SAN FRANCISCO, Aug. 8, 2013 /PRNewswire/ -- Nektar Therapeutics (Nasdaq: NKTR) today reported its financial results for the second quarter ended June 30, 2013.

Cash and investments in marketable securities at June 30, 2013 were $226.9 million.

"I am very pleased with Nektar's performance this year," said Howard W. Robin, President and Chief Executive Officer of Nektar. "AstraZeneca has confirmed that they will be filing both the naloxegol NDA and MAA in September. Naloxegol could be the first once-daily oral medication to treat patients with opioid-induced constipation. In June, we announced positive data from our Human Abuse Liability study for NKTR-181, our wholly-owned analgesic molecule which has received Fast Track Status from the FDA. The results clearly demonstrated that drug abusers could not discriminate NKTR-181 from placebo at doses that we know produced analgesia in earlier studies. We are on track to report high-level results from the Phase 2 efficacy study of NKTR-181 in chronic pain patients this summer. Finally, we recently completed enrollment in our Phase 3 study of NKTR-102 ahead of schedule. NKTR-102 is the first long-acting topoisomerase I inhibitor being developed for the treatment of advanced breast cancer and we expect survival data from this pivotal trial next year."

Revenue in the second quarter of 2013 was $33.9 million as compared to $23.7 million in the second quarter of 2012. Year-to-date revenue for 2013 was $56.9 million as compared to $41.6 million in the first half of 2012. Revenues included non-cash royalty revenue, related to our February 2012 royalty monetization, of $3.8 million and $8.2 million in the second quarter and first half of 2013, respectively, and $3.5 million in both the second quarter and first half of 2012. This non-cash royalty revenue is offset by non-cash interest expense. The increases in revenue in the second quarter and first half of 2013 as compared to the same periods in 2012 are primarily due to a $10.0 million milestone achieved upon the initiation of Phase 3 studies for Amikacin Inhale as well as increased product sales.

Total operating costs and expenses in the second quarter of 2013 were $66.5 million as compared to $50.7 million in the second quarter of 2012. Total operating costs and expenses in the first half of 2013 were $134.6 million as compared to $106.6 million in the first half of 2012. Total operating costs and expenses increased primarily as a result of increased clinical development expenses.

Research and development expenses in the second quarter of 2013 were $52.2 million as compared to $33.2 million in the second quarter of 2012. For the first half of 2013, R&D expense was $97.8 million as compared to $68.3 million in the first half of 2012. R&D expense was higher in the second quarter and first half of 2013 as compared to the same periods in 2012 reflecting the costs of the Phase 3 study of etirinotecan pegol (NKTR-102) in metastatic breast cancer, the Phase 2 studies of NKTR-181, preparation for the Phase 3 study of NKTR-181, the Phase 1 studies of NKTR-192, and the production of devices for the Phase 3 study of Amikacin Inhale.

General and administrative expense was $9.2 million in the second quarter of 2013 as compared to $10.3 million in the second quarter of 2012. G&A expense in the first half of 2013 was $20.1 million as compared to $20.7 million in the first half of 2012.

Non-cash interest expense incurred in connection with the February 2012 royalty monetization was $5.5 million and $11.0 million in the second quarter and first half of 2013, respectively, as compared to $5.4 million and $7.2 million in the second quarter and first half of 2012, respectively.

Net loss in the second quarter of 2013 was $42.7 million or $0.37 loss per share as compared to $34.3 million or $0.30 loss per share in the second quarter of 2012. Net loss in the first half of 2013 was $97.8 million or $0.85 loss per share as compared to $75.4 million or $0.66 loss per share in the first half of 2012.

The company also announced upcoming presentations at the following medical meetings and scientific congresses during the third and fourth quarters of 2013:

2013 American Chemical Society Annual Meeting, Indianapolis, IN:

  Abstract Title: "The Discovery of a Multi-arm Polymer Conjugated Taxane with Improved Efficacy in a Tumor Xenograft Model", Ren, M., et al.
    Poster Session: "Division of Medicinal Chemistry"
    Date: September 8, 2013, 7:00 p.m. Eastern Time

2013 53rd ICAAC Annual Meeting, Denver, CO:

  Abstract Title: "NKTR-223: Gram-Negative Activity of a Novel Polymer Conjugated Antimicrobial Peptide with a Superior Safety Profile", VanderVeen, L. A., et al.
    Poster Session: "Targeting the Gram-negative outer membrane"
    Date: September 12, 2013, 11:00 a.m. — 1:00 p.m. Mountain Time

ECCO-ESMO-ESTRO European Cancer Congress, Amsterdam, The Netherlands:

  Abstract Title: "Etirinotecan Pegol Prolongs Survival in an Experimental Model of Brain Metastasis of Human Triple Negative Breast Cancer", Hoch, U., et al.
    Poster Session: "Breast Cancer – Advance Disease"
    Date: September 30, 2013, 2:00 p.m. — 4:30 p.m. Central European Summer Time

Cytokines 2013, San Francisco, CA:

  Abstract Title: "Modulation of Cytokine Activity Through Advanced Polymer Conjugation", Kirk, P., et al.
    Poster Session II
    Date: October 1, 2013, 6:00 p.m. — 7:30 p.m. Pacific Time

Society for Neuroscience, San Diego, CA:

  Abstract Title: "What's 'Mu' Got to Do With It: Understanding the Role of Opioids in Neuropathic Pain ", Choi, I., et al.
    Poster Session 68: "Pain Models: Pharmacology I"
    Date: November 9, 2013, 1:00 p.m. — 5:00 p.m. Pacific Time

Conference Call to Discuss Second Quarter 2013 Financial Results

Nektar management will host a conference call to review the results beginning at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time today, Thursday, August 8, 2013.

This press release and a live audio-only Webcast of the conference call can be accessed through a link that is posted on the home page and Investor Relations section of the Nektar website: http://www.nektar.com. The web broadcast of the conference call will be available for replay through Monday, September 9, 2013.

To access the conference call, follow these instructions:

Dial: (877) 881.2183 (U.S.); (970) 315.0453 (international)
Passcode: 23081302 (Nektar Therapeutics is the host)

In the event that any non-GAAP financial measure is discussed on the conference call that is not described in the press release, or explained on the conference call, related information will be made available on the Investor Relations page at the Nektar website as soon as practical after the conclusion of the conference call.

About Nektar

Nektar Therapeutics is a biopharmaceutical company developing novel therapeutics based on its PEGylation and advanced polymer conjugation technology platforms. Nektar has a robust R&D pipeline of potentially high-value therapeutics in oncology, pain and other therapeutic areas. In the area of pain, Nektar has an exclusive worldwide license agreement with AstraZeneca for naloxegol (NKTR-118), an investigational drug candidate, which has completed Phase 3 development as a once- daily, oral tablet for the treatment of opioid-induced constipation. This agreement also includes NKTR-119, an earlier stage development program that is a co-formulation of naloxegol and an opioid. NKTR-181, a novel mu-opioid analgesic candidate for chronic pain conditions, is in Phase 2 development in osteoarthritis patients with chronic knee pain. NKTR-192, a novel mu-opioid analgesic in development to treat acute pain is in Phase 1 clinical development. In oncology, etirinotecan pegol (NKTR-102) is being evaluated in a Phase 3 clinical study (the BEACON study) for the treatment of metastatic breast cancer and is also in Phase 2 studies for the treatment of ovarian and colorectal cancers. In anti-infectives, Amikacin Inhale is in Phase 3 studies conducted by Bayer Healthcare to treat patients with Gram-negative pneumonia.

Nektar's technology has enabled eight approved products in the U.S. or Europe through partnerships with leading biopharmaceutical companies, including UCB's Cimzia® for Crohn's disease and rheumatoid arthritis, Roche's PEGASYS® for hepatitis C and Amgen's Neulasta® for neutropenia. Additional development-stage products that leverage Nektar's proprietary technology platform include Baxter's BAX 855, a long-acting PEGylated rFVIII program, which is in Phase 3 clinical development.

Nektar is headquartered in San Francisco, California, with additional operations in Huntsville, Alabama and Hyderabad, India. Further information about the company and its drug development programs and capabilities may be found online at http://www.nektar.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "expect," "believe," "should," "may," "will" and similar references to future periods. Examples of forward-looking statements include, among others, the projected regulatory submission dates for naloxegol, the projected availability of Phase 2 clinical study results for NKTR-181 and the value and potential of our technology and research and development pipeline. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others, (i) our drug candidates and those of our collaboration partners are in various stages of clinical development and the risk of failure is high and can unexpectedly occur at any stage prior to regulatory approval for numerous reasons including safety and efficacy findings even after positive findings in previous preclinical and clinical studies; (ii) the timing of the commencement or end of clinical trials and the commercial launch of our drug candidates may be delayed or unsuccessful due to regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, changing standards of care, evolving regulatory requirements, clinical trial design, clinical outcomes, competitive factors, or delay or failure in ultimately obtaining regulatory approval in one or more important markets; (iii) acceptance, review and approval decisions for new drug applications by health authorities is an uncertain and evolving process and health authorities retain significant discretion at all stages of the regulatory review and approval decision process; (iv) scientific discovery of new medical breakthroughs is an inherently uncertain process and the future success of the application of our technology platform to potential new drug candidates is therefore highly uncertain and unpredictable and one or more research and development programs could fail; and (v) certain other important risks and uncertainties set forth in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 9, 2013. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Nektar Investor Inquiries:
Jennifer Ruddock/Nektar Therapeutics	(415) 482-5585
Susan Noonan/SA Noonan Communications, LLC	(212) 966-3650

Nektar Media Inquiries:
Karin Bauer/MSL	(415) 817-2549
Mike Huckman /MSL	(646) 500-7631

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

ASSETS	June 30, 2013	December 31, 2012	(1)
Current assets:
Cash and cash equivalents	$ 41,432	$ 25,437
Short-term investments	160,453	251,757
Accounts receivable	6,041	5,805
Inventory	20,479	18,269
Other current assets	6,018	13,363
Total current assets	234,423	314,631

Restricted cash	25,000	25,000
Property and equipment, net	67,849	72,215
Goodwill	76,501	76,501
Other assets	9,036	9,443
Total assets	$ 412,809	$ 497,790

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$ 5,572	$ 2,863
Accrued compensation	11,087	8,773
Accrued expenses	11,356	8,008
Accrued clinical trial expenses	16,935	17,500
Deferred revenue, current portion	22,113	21,896
Interest payable	6,917	7,083
Other current liabilities	16,297	12,414
Total current liabilities	90,277	78,537

Senior secured notes	125,000	125,000
Capital lease obligations, less current portion	9,901	11,607
Liability related to sale of future royalties, less current portion	124,074	128,266
Deferred revenue, less current portion	93,516	96,551
Deferred gain	1,967	2,404
Other long-term liabilities	8,623	8,407
Total liabilities	453,358	450,772

Commitments and contingencies

Stockholders' equity (deficit) :
Preferred stock	-	-
Common stock	11	11
Capital in excess of par value	1,628,967	1,617,744
Accumulated other comprehensive loss	(1,336)	(357)
Accumulated deficit	(1,668,191)	(1,570,380)
Total stockholders' equity (deficit)	(40,549)	47,018
Total liabilities and stockholders' equity (deficit)	$ 412,809	$ 497,790

(1) The consolidated balance sheet at December 31, 2012 has been derived from the audited financial statements at that date but does not include all of the information and notes required by generally accepted accounting principles in the United States for complete financial statements.

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share information)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Revenue:
Product sales	$ 10,324	$ 9,694	$ 22,134	$ 16,639
Royalty revenues	351	290	676	3,467
Non-cash royalty revenue related to sale of future royalties	3,828	3,469	8,221	3,469
License, collaboration and other revenue	19,359	10,231	25,835	18,058
Total revenue	33,862	23,684	56,866	41,633

Operating costs and expenses:
Cost of goods sold	5,011	7,203	16,672	15,910
Research and development	52,230	33,201	97,848	68,286
General and administrative	9,226	10,268	20,057	20,682
Impairment of long-lived assets	-	-	-	1,675
Total operating costs and expenses	66,467	50,672	134,577	106,553

Loss from operations	(32,605)	(26,988)	(77,711)	(64,920)

Non-operating income (expense):
Interest income	209	630	523	1,262
Interest expense	(4,656)	(2,562)	(9,301)	(5,109)
Non-cash interest expense on liability related to sale of future royalties	(5,485)	(5,369)	(11,028)	(7,155)
Other income (expense), net	(6)	97	123	757
Total non-operating expense, net	(9,938)	(7,204)	(19,683)	(10,245)

Loss before provision for income taxes	(42,543)	(34,192)	(97,394)	(75,165)

Provision for income taxes	205	93	417	217
Net loss	$ (42,748)	$ (34,285)	$ (97,811)	$ (75,382)

Basic and diluted net loss per share	$ (0.37)	$ (0.30)	$ (0.85)	$ (0.66)

Weighted average shares outstanding used in computing basic and diluted net loss per share	115,544	114,649	115,427	114,590

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)
	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net loss	$ (97,811)	$ (75,382)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash interest expense on liability related to sale of future royalties	11,028	7,155
Non-cash royalty revenue related to sale of future royalties	(8,221)	(3,469)
Stock-based compensation	8,601	8,035
Depreciation and amortization	7,281	6,952
Impairment of long-lived assets	-	1,675
Other non-cash transactions	159	688
Changes in operating assets and liabilities:
Accounts receivable	(236)	(6,423)
Inventory	(2,210)	(2,059)
Other assets	5,508	8,176
Accounts payable	2,631	80
Accrued compensation	2,314	(2,288)
Accrued expenses	3,280	191
Accrued clinical trial expenses	(565)	654
Deferred revenue	(2,818)	1,075
Interest payable	(166)	-
Other liabilities	(1,223)	(269)
Net cash used in operating activities	(72,448)	(55,209)

Cash flows from investing activities:
Maturities of investments	200,477	179,766
Purchases of investments	(109,400)	(120,410)
Purchases of property and equipment	(794)	(3,172)
Net cash provided by investing activities	90,283	56,184

Cash flows from financing activities:
Payment of capital lease obligations	(1,466)	(1,151)
(Repayment of) proceeds from sale of future royalties, net of $4.4 million transaction costs in 2012	(3,000)	119,589
Proceeds from shares issued under equity compensation plans	2,621	1,337
Net cash (used in) provided by financing activities	(1,845)	119,775
Effect of exchange rates on cash and cash equivalents	5	92
Net increase in cash and cash equivalents	15,995	120,842
Cash and cash equivalents at beginning of period	25,437	15,312
Cash and cash equivalents at end of period	$ 41,432	$ 136,154

Supplemental disclosure of cash flow information:
Cash paid for interest	$ 9,070	$ 5,179